Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer,
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION

UPDATES THIRD QUARTER FISCAL 2011 OUTLOOK

Minneapolis, MN, November 17, 2010 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced updated financial expectations for its third fiscal quarter ending November 27, 2010.

Same-store sales for the third fiscal quarter, as compared to last year’s third quarter, are now anticipated to decline 8% to 10%.  Total gross margin is now expected to decrease by 500 to 650 basis points for the quarter, as compared to last year’s third quarter rate of 40.8%, due primarily to increased promotional activity and deleveraging of buying and occupancy expense, in addition to higher product costs.  SG&A expenses as a percent of sales are expected to be 400 to 500 basis points higher, as compared to last year’s third quarter rate.

The Company now expects to report a net loss from operations for the quarter and also intends to report a one-time non-cash charge resulting from recording a $13.0 million valuation allowance related to its deferred tax assets as discussed below.  In addition, based upon its current outlook, the Company intends to reverse approximately $2.9 million, or $0.08 per share, of income tax expense previously accrued through the second fiscal quarter.

Per store inventory, which excludes e-Commerce, is expected to be up 12% to 14% at the end of the third fiscal quarter, as compared to the end of last year’s third quarter, due to the lower-than-expected sales.  The Company had previously anticipated a high-single digit increase in inventory levels for the quarter.

Larry Barenbaum, Interim President and Chief Executive Officer, commented, “We are disappointed with our performance during the third quarter.  While we saw some positive signs in September, overall to-date most categories have performed below expectations, which, coupled with lower traffic and unseasonably warm temperatures, led to lower sales and operating results than anticipated.  Following the recently announced organizational changes, including the return of a former merchandise executive, I am confident in our ability to develop product designs that better align with our loyal customers’ preferences.  Given our product lead times, we expect to see the initial effect of these efforts to a modest degree in our summer 2011 product offerings.  However, the full impact on the merchandise assortment is expected to be reflected in our early fall 2011 deliveries.”

Mr. Barenbaum added, “As we look ahead, we are carefully evaluating all aspects of our business from merchandising and marketing to sourcing and operations.  The Company remains focused on effective execution of its key initiatives, we have a talented team and I firmly believe that we can successfully build a roadmap to improved sales and financial performance in fiscal 2012 and beyond.”

Non-Cash Charge Related to Valuation Allowance on Deferred Tax Assets

As noted above, the Company also announced that it intends to record at the end of the third fiscal quarter a non-cash charge of $13.0 million, or approximately $0.37 per share, to be included within its provision for income taxes.  This charge relates to the Company’s determination that a full valuation allowance against its deferred tax assets is necessary in order to reflect the Company’s current assessment of its ability to realize the benefits of those deferred tax assets.  The Company made this determination in accordance with U.S. generally accepted accounting principles after weighing the available evidence, which included a projected three-year historical cumulative loss related to earnings before taxes as of the end of this year’s third fiscal quarter.  Recording the valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from utilizing its deferred tax assets in future profitable periods.

The Company will provide further commentary on its third fiscal quarter and an outlook for the remainder of fiscal 2011 as part of its third quarter 2011 earnings release and conference call which is scheduled for December 22, 2010.  Further details regarding the conference call will be announced on or about December 8, 2010.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of November 17, 2010, the Company operates 789 stores in 46 states consisting of 528 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, 2 dual-concept stores and 2 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that same-store sales for the third fiscal quarter, as compared to last year’s third quarter, are anticipated to decline 8% to 10%; (ii) that total gross margin is now expected to decrease by 500 to 650 basis points for the third fiscal quarter, as compared to last year’s third quarter rate of 40.8%; (iii) that SG&A expenses as a percent of sales are expected to be 400 to 500 basis points higher, as compared to last year’s third fiscal quarter rate; (iv) that the Company now expects to report a net loss from operations for the quarter and also intends to report a one-time non-cash charge resulting from recording a $13.0 million valuation allowance related to its deferred tax assets; (v) that based upon its current outlook, the Company intends to reverse approximately $2.9 million, or $0.08 per share, of income tax previously accrued through the second fiscal quarter; (vi) that per store inventory, excluding e-Commerce, is expected to be up 12% to 14% at the end of the third fiscal quarter, as compared to the end of last year’s third quarter; (vii) that the Company is confident in its ability to develop product designs that better align with its loyal customers’ preferences and that the Company expects to see the initial effect of these efforts to a modest degree in its summer 2011 product deliveries; however, the full impact on the merchandise assortment is expected to be reflected in its early fall 2011 deliveries; (viii) that the Company is carefully evaluating all aspects of its business from merchandising and marketing to sourcing and operations; and (ix) that the Company remains focused on effective execution of its key initiatives and is confident that it can successfully build a roadmap to improved sales and financial performance in fiscal 2012 and beyond.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s various merchandise offerings; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs to generate store traffic and interest in the Company’s product offerings; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans or to successfully execute the Company’s key initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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